Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MOCON, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MOCON, Inc. of our reports dated February 24, 2006, with respect to the consolidated balance sheets of MOCON, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each  of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, which reports are included in the December 31, 2005 annual report on Form 10-K of MOCON, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota

May 19, 2006